UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2013

EVERGREEN-AGRA, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53902	98-04660379
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

481 West Bay Rd. Grand Cayman, Cayman Islands KY1-9006
(Address of Principal Executive Offices)

345-321-0165
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01	Other Events

On September 10, 2013, the Issuer entered into a Letter of Intent (“LOI”) with Evergreen Systems (“ES”). The LOI provides that the Issuer will issue a total of 39,600,000 post-split shares to the shareholders of ES such that ES shall become a wholly owned subsidiary of the Issuer. The Issuer is in the process of preparing the definitive agreement for the acquisition. Upon closing, the Issuer will issue 19,600,000 shares to Harpeet Sangha and 20,000,000 shares Rene Hamouth in exchange for all of their shares of Evergreen Systems which shares represent 100% of the issued and outstanding equity securities of ES. This will result in a change of control of the Issuer by which Harpeet Sangha and Rene Hamouth will hold approximately 98% of the issued and outstanding shares of the Issuer.

In anticipation of the acquisition, the Issuer has taken the following actions:

(a) On September 10, 2013, the Issuer’s board of directors approved an amendment to the Issuer’s certificate of incorporation to change its name to Evergreen Systems.

(b) On September 10, 2013, the Issuer’s board of directors and the holders of a majority of the common stock of the Issuer approved an amendment to the Issuer’s certificate of incorporation to change the name of the Issuer to Evergreen Systems. and the Issuer is in the process of filing that amendment with the Nevada Secretary of State and will become effective upon such filing.

(c) On September 10, 2013 the Issuer’s Board of Directors of the Company voted to effect a 100:1 reverse split of the Issuer’s issued and outstanding common stock. This action was authorized and approved by the holders of a majority of the outstanding common shares of the Issuer .

(d) As a result of the foregoing, the Issuer will be applying for a new CUSIP number through is transfer agent,Transhare, Corp.

(e) The Issuer will now proceed to file an Issuer Company-Related Action form with FINRA which will inform FINRA of the name change and reverse spilt, both of which will become effective upon receipt of approval from FINRA.

(f) The issuer changed its address to Calle Punta Colon, Panama City, Panama.

Upon closing of the transaction, the Issuer intends to become a premier provider of veterinary and medical services to companies and organizations with needs in countries.

There is, however, no assurance a definitive agreement will be agreed upon or that the Issuer will close on the LOI.

Item

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Evergreen-Agra, Inc

By /s/ Rene Hamouth
Date: June 23, 2014	Rene Hamouth / CEO